EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 5, 2007 accompanying the consolidated financial statements of PSC Metals, Inc. included in the Current Report on Form 8-K dated December 5, 2007, for the year ended December 31, 2006 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cleveland, Ohio
December 26, 2007